As filed with the Securities and Exchange Commission on July 2, 2012

Registration No. 333-167340

Registration No. 333-159774

Registration No. 333-135235

Registration No. 333-116619

Registration No. 333-116618

Registration No. 333-106113

Registration No. 333-75994

Registration No. 333-61694

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167340

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159774

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-135235

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116619

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116618

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-106113

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-75994

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-61694

CATALYST HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31014	52-2181356
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 King Farm Boulevard

Rockville, Maryland 20850

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (301) 548-2900

N/A

(Former name or former address, if changed since last report)

Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan

HealthExtras, Inc. 2006 Stock Incentive Plan

Catalyst Health Solutions, Inc. 2004 Employee Stock Purchase Plan

HealthExtras, Inc. 2004 Employee Stock Purchase Plan

2003 HealthExtras, Inc. Equity Incentive Plan

HealthExtras, Inc. Amended and Restated 2000 Directors’ Stock Option Program

HealthExtras, Inc. 2000 Stock Option Plan

HealthExtras, Inc. 2000 Directors’ Stock Option Program

HealthExtras, Inc. 1999 Stock Option Plan

(Full title of plans)

Jeffrey Park

Chief Financial Officer and Executive Vice President, Finance

Catalyst Health Solutions, Inc.

c/o SXC Health Solutions Corp.

2441 Warrenville Road, Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Catalyst Health Solutions, Inc. (“Catalyst”):

•

Registration Statement No. 333-167340, pertaining to the registration of shares of common stock, par value $0.01 per share, of Catalyst (“Common Stock”) under the Catalyst Health Solutions Inc. 2006 Stock Incentive Plan, which was filed with the Securities and Exchange Commission (“SEC”) on June 4, 2010;

•

Registration Statement No. 333-159774, pertaining to the registration of shares of Common Stock under the Catalyst Health Solutions Inc. 2004 Employee Stock Purchase Plan, which was filed with the SEC on June 5, 2009;

•	Registration Statement No. 333-135235, pertaining to the registration of shares of Common Stock under the HealthExtras, Inc. 2006 Stock Incentive Plan, which was filed with the SEC on June 22, 2006;

•

Registration Statement No. 333-116619, pertaining to the registration of shares of Common Stock under the HealthExtras, Inc. Amended and Restated 2000 Directors’ Stock Option Program, which was filed with the SEC on June 18, 2004;

•

Registration Statement No. 333-116618, pertaining to the registration of shares of Common Stuck under the HealthExtras, Inc. 2004 Employee Stock Purchase Plan, which was filed with the SEC on June 18, 2004;

•	Registration Statement No. 333-106113, pertaining to the registration of shares of Common Stock under the 2003 HealthExtras, Inc. Equity Incentive Plan, which was filed with the SEC on June 13, 2003;

•

Registration Statement No. 333-75994, pertaining to the registration of shares of Common Stock under the HealthExtras, Inc. 2000 Stock Option Plan and the HealthExtras, Inc. 2000 Directors’ Stock Option Program, which was filed with the SEC on December 27, 2001; and

•	Registration Statement No. 333-61694, pertaining to the registration of shares of Common Stock under the HealthExtras, Inc. 1999 Stock Option Plan, which was filed with the SEC on May 25, 2001.

Such Post-Effective Amendments are being filed to deregister all of the shares of Common Stock previously registered under the above Registration Statements on Form S-8 and remaining available thereunder.

On July 2, 2012, pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 17, 2012, by and among Catalyst, SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada (“SXC”), SXC Health Solutions, Inc., a Texas corporation and a direct wholly-owned subsidiary of SXC (“US Corp.”), Catamaran I Corp. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of US Corp., and Catamaran II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of US Corp. (“Merger LLC”), Merger Sub merged with and into Catalyst, with Catalyst continuing as the surviving corporation and a wholly-owned subsidiary of SXC (the “Merger”). Upon completion of the Merger, each share of Catalyst Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Catalyst Common Stock held by Catalyst, SXC, US Corp., Merger Sub, Merger LLC or any of their respective wholly-owned subsidiaries and shares of Catalyst Common Stock with respect to which appraisal rights are validly exercised) was converted into the right to receive the combination of (x) $28.00 in cash without interest and (y) 0.6606 of a validly issued, fully paid and nonassessable share of common stock of SXC.

Accordingly, Catalyst has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Catalyst in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, Catalyst hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on this 2nd day of July, 2012.

CATAMARAN HEALTH SOLUTIONS, LLC, successor by merger to Catalyst Health Solutions, Inc.

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer, Executive Vice President, Finance, Secretary and Treasurer